DERIVED INFORMATION [1/10/06]
[$970,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$980,000,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

LTV :	Fixed $	2/28 $	3/27 $	5/25 $	Other	MH Stratification:
Below 70	27,450,080	50,541,442	14,367,417	4,543,901	0	Total Balance	0
70.01 to 75	14,909,747	69,000,011	20,382,374	2,706,723	258,536	% Pool Balance	0.00%
75.01 to 80	45,126,412	315,500,486	87,478,523	11,882,799	357,386	Ave. FICO	0
80.01 to 85	14,862,269	50,853,425	12,139,981	2,155,425	0	Ave. LTV	0
85.01 to 90	18,433,329	79,284,314	13,222,118	2,574,286	89,283	% Full Docs	0%
90.01 to 95	9,516,050	19,161,346	10,860,948	262,952	0
95.01 to 100	49,993,626	21,618,876	24,035,740	401,644	0	Silent Seconds Stratification:
100.01 plus	0	0	0	0	0	Total Balance	430,132,474
						% Pool Balance	43.3%
FICO						Ave. FICO	662
below 549	14,192,619	56,047,262	11,770,665	777,296	0	Ave. LTV	79.3
550 to 574	11,172,142	43,043,553	10,471,400	1,598,594	0	% Full Docs	48.8%
575 to 599	15,723,273	60,002,829	12,022,993	2,052,995	89,283
600 to 624	30,993,126	97,621,990	24,078,140	2,498,571	0	Second Lien Stratification:
625 to 649	40,209,128	115,080,400	38,737,824	4,145,036	0	Total Balance	45,248,789
650 to 674	31,028,123	102,071,469	40,493,276	6,772,014	244,660	% Pool Balance	4.6%
675 to 699	13,107,962	67,960,848	19,270,092	3,113,327	258,536	Ave. FICO	657
700 plus	23,865,142	64,131,549	25,642,713	3,569,897	112,727	Ave. LTV	99.6
						% Full Docs	46.3%
Property Type:
Single-Family Detached	141,969,459	452,983,134	131,064,344	21,818,119	592,478	LTV Above 90 Stratification:
PUD	16,679,028	75,739,993	26,291,168	1,336,350	112,727	Total Balance	135,851,184
Condo	6,812,236	38,970,333	12,022,984	1,373,261	0	% Pool Balance	13.7%
3+ Family Det.	3,663,215	10,714,440	2,137,584	0	0	Ave. FICO	647
Manufactured House	0	0	0	0	0	Ave. LTV	98.4
Other	11,167,576	27,552,001	10,971,021	0	0	% Full Docs	65.1%

Purpose:
Purchase	62,761,440	326,281,746	88,770,863	10,316,312	202,010
Refinance rate/term	13,934,968	23,317,556	11,148,386	1,308,364	0
Cash Out Refi (COF) Below 70 LTV	24,309,089	45,559,569	12,265,771	3,561,189	0
COF with LTV 70.01 to 75	9,949,726	26,970,624	7,444,211	1,399,207	258,536
COF with LTV 75.01 to 80	25,552,608	84,271,612	32,234,583	3,677,993	244,660
COF with LTV 80.01 to 85	11,705,468	34,959,397	9,117,346	2,155,425	0
COF with LTV 85.01 to 90	14,244,648	45,649,327	9,507,290	1,954,286	0
COF with LTV 90.01 to 95	6,916,421	13,265,097	7,862,113	154,955	0
COF with LTV 95.01 to 100	10,917,145	5,684,973	4,136,538	0	0
COF with LTV 100.01 plus	0	0	0	0	0
Other	0	0	0	0	0

Occupancy Status:
Owner Occupied	170,893,139	576,151,549	176,632,131	22,846,751	615,922
2nd Home	1,537,722	3,639,201	1,547,295	119,840	0
Investment	7,860,653	26,169,151	4,307,676	1,561,139	89,283
Other	0	0	0	0	0

Loan Balance
Below 50,000	11,553,793	730,083	75,090	0	0
50,000.01 to 100,000	35,051,952	25,840,885	7,983,367	836,801	89,283
100,000.01 to 150,000	37,149,147	62,502,570	22,562,516	2,708,478	112,727
150,000.01 to 200,000	27,150,263	86,281,897	28,581,949	3,047,362	0
200,000.01 to 400,000	57,570,410	270,113,822	80,459,883	9,983,766	503,195
400,000.01 to 500,000	6,642,439	88,858,256	16,958,358	2,656,526	0
500,000.01 to 600,000	3,818,154	34,645,047	9,305,067	2,260,796	0
600,000.01 to 1,000,000	1,355,357	36,987,341	16,560,872	1,910,000	0
1,000,000.01 and above	0	0	0	1,124,000	0

Loan Term
>30 Years	37,814,287	304,896,002	109,586,905	9,218,745	615,922
30 Years	138,540,712	301,063,899	72,873,475	15,308,985	89,283
20 Years	1,072,030	0	0	0	0
15 Years	2,181,512	0	26,722	0	0
Other	682,973	0	0	0	0

Documentation Type
Full Documentation	125,917,818	312,408,830	110,027,413	14,783,065	592,478
Limited Documentation	19,341,090	130,408,870	28,854,757	3,122,105	0
Stated Docs with LTV below 70	4,720,938	21,297,565	3,882,601	717,357	0
Stated Docs with LTV 70.01 to 75	2,104,037	17,072,776	4,294,498	366,485	0
Stated Docs with LTV 75.01 to 80	6,623,131	75,438,038	21,653,453	2,629,634	112,727
Stated Docs with LTV 80.01 to 85	2,805,437	13,980,996	3,091,366	1,134,412	0
Stated Docs with LTV 85.01 to 90	3,780,189	21,213,597	4,760,808	934,334	0
Stated Docs with LTV 90.01 to 95	1,581,609	4,441,166	631,227	0	0
Stated Docs with LTV 95.01 to 100	10,606,913	1,668,703	4,907,490	0	0
Stated Docs with LTV above 100.01	0	0	0	0	0
Other	2,810,352	8,029,360	383,489	840,338	0

Lien Status
1st Lien	135,042,725	605,959,901	182,487,102	24,527,730	705,205
Second Liens with LTV below 85	114,970	0	0	0	0
Second Liens with LTV 85.01 to 90	170,214	0	0	0	0
Second Liens with LTV 90.01 to 95	1,745,041	0	0	0	0
Second Liens with LTV 95.01 to 100	43,218,564	0	0	0	0
Second Liens with LTV above 100.01	0	0	0	0	0

Interest Only
Dollar of Mortgage Type	4,017,482	108,198,703	29,825,720	9,114,600	0
Ave. FICO	652	662	672	659	0
Ave. LTV	80.2	79.8	83.4	80.6	0
% Stated Docs	34.5	20.3	31.8	29.6	0
% Full Docs	60.4	54.7	53.1	65.1	0